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                               AMENDMENT NO. 3 TO
                                RIGHTS AGREEMENT


     This AMENDMENT NO. 3 TO RIGHTS AGREEMENT (this "Amendment"), dated as of March 4, 2002, amends that certain Rights Agreement, dated as of March 22, 1993, as amended and restated as of May 7, 1999 and as further amended as of July 18, 2001 and December 14, 2001 (the "Agreement"), between Alltrista Corporation, a Delaware corporation (the "Company"), and National City Bank ("National City" or "Rights Agent"), as successor in interest to EquiServe Trust Company, N.A., a national banking association ("EquiServe") and The First Chicago Trust Company of New York, a New York corporation, as rights agent. Unless defined elsewhere herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Agreement.

                                R E C I T A L S:
                                - - - - - - - -


     WHEREAS, the Company and EquiServe have heretofore executed and entered into the Agreement; and

     WHEREAS, National City has succeeded to EquiServe as Rights Agent pursuant to the Agreement; and

     WHEREAS, on December 13, 2001, the Board of Directors of the Company determined that it is necessary and desirable to amend the Agreement and direct the Rights Agent to enter into this Amendment.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Appointment of Successor Rights Agent. The Company hereby appoints National City Bank to succeed to EquiServe as Rights Agent for the Company and the holders of the Rights (who, in accordance with Section 3 of the Agreement, shall, prior to the Distribution Date, also be the holders of the Common Stock) in accordance with the terms and conditions hereof and the Agreement, and National City hereby accepts such appointment to succeed to EquiServe as Rights Agent. As of the date hereof, all references to "Rights Agent" in the Agreement, or in the rights legend appearing on the Company's stock certificates, shall be deemed to refer to National City and National City shall be fully responsible for all responsibilities and obligations of the Rights Agent under the Agreement.

     Section 2. Amendment to Agreement. (a) Section 26 of the Agreement is hereby amended by deleting the address given for the Rights Agent and inserting in lieu thereof the following:

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                                        National City Bank
                                        Corporate Trust Administration
                                        1900 East Ninth Street
                                        Cleveland, Ohio 44114
                                        Attention: Mr. Matthew Hostelley

     (b) Section 32 of the Agreement is hereby amended by deleting the word "Indiana" appearing therein and inserting the word "Delaware" in lieu thereof.

     Section 2. Miscellaneous

     (a) Ratification; Effect. This Amendment shall be construed in connection with and as part of the Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Agreement.

     (b) Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (c) Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     (d) Descriptive Headings. Descriptive headings of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     (e) Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year first above written.

                                              ALLTRISTA CORPORATION


                                              By:

                                              /s/ Desiree DeStefano
                                              -------------------------------
                                              Name:  Desiree DeStefano
                                              Title: Vice President


                                              NATIONAL CITY BANK

                                              By:

                                              /s/ Matthew Hostelley
                                              -------------------------------
                                              Name:  Matthew Hostelley
                                              Title: Assistant Vice President


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